Investor Contact:                        Press Contact:
Suzanne Park                            Eric Nash
Stamps.com Investor Relations                Stamps.com Public Relations
(310) 482-5830                        (310) 482-5942
invrel@stamps.com                        enash@stamps.com

STAMPS.COM REPORTS SECOND QUARTER RESULTS
El Segundo, CA - August 7, 2019 - Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software, today announced results for the quarter ended June 30, 2019.
Second Quarter 2019 Financial Highlights

•	Total revenue was $138.8 million, down 1% compared to $139.6 million in the second quarter of 2018.

•	GAAP net income was $14.0 million, down 69% compared to $45.5 million in the second quarter of 2018.

•	GAAP net income per fully diluted share was $0.79, down 67% compared to $2.41 in the second quarter of 2018.

•	Non-GAAP adjusted EBITDA was $39.3 million, down 38% compared to $63.6 million in the second quarter of 2018.

•	Non-GAAP adjusted income per fully diluted share was $1.25, down 54% compared to $2.75 in the second quarter of 2018.
“During the second quarter we continued to make progress on our efforts to evolve our strategy to more fully embrace a global multi-carrier business model,” said Ken McBride, Stamps.com's Chairman and CEO. “Our financial results for the second quarter were in-line with our expectations in light of our new strategic direction.”
Second Quarter 2019 Detailed Results
Second quarter 2019 total revenue was $138.8 million, down 1% compared to the second quarter of 2018. Second quarter 2019 Mailing and Shipping revenue (which includes service, product and insurance revenue but excludes Customized Postage and Other revenue) was $135.6 million, up 1% versus the second quarter of 2018. Second quarter 2019 Customized Postage revenue was $3.1 million, down 40% versus the second quarter of 2018.
Second quarter 2019 GAAP income from operations was $22.4 million, GAAP net income was $14.0 million, and GAAP net income per share was $0.79 based on 17.8 million fully diluted shares outstanding. This compares to second quarter 2018 GAAP income from operations of $46.9 million, GAAP net income of $45.5 million, and GAAP net income per share of $2.41 based on 18.9 million fully diluted shares outstanding. Second quarter 2019 GAAP income from operations, GAAP net income, and GAAP income per fully diluted share decreased by 52%, 69%, and 67% year-over-year, respectively.
Second quarter 2019 GAAP income from operations included $9.8 million of non-cash stock-based compensation expense and $5.6 million of non-cash amortization of acquired intangibles. Second quarter 2019 GAAP net income included $93 thousand of non-cash amortization of debt issuance costs. Second quarter 2019 GAAP income tax expense was $7.7 million and non-GAAP income tax expense was $14.9 million, resulting in a $7.2 million non-GAAP tax expense adjustment. The higher non-GAAP tax expense reflects the tax impact on the non-GAAP pre-tax income at a non-GAAP effective tax rate of 40.0% for the second quarter. See the section later in this release entitled, “About Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, second quarter 2019 non-GAAP income from operations was $37.8 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax expense adjustment, second quarter 2019 non-GAAP adjusted income was $22.3 million or $1.25 per share based on 17.8 million fully diluted shares outstanding.

Second quarter 2018 GAAP income from operations included $9.9 million of non-cash stock-based compensation expense, $4.0 million of non-cash amortization of acquired intangibles, and $1.6 million of transaction expenses related to the MetaPack acquisition and legal settlement expense related to the class action wage and hours case filed against us in February 2018. Second quarter 2018 GAAP net income included $93 thousand of non-cash amortization of debt issuance costs. Second quarter 2018 GAAP income tax expense was $0.7 million and non-GAAP income tax expense was $9.9 million, resulting in a $9.2 million non-GAAP tax expense adjustment. The higher non-GAAP tax expense reflected the tax impact on the non-GAAP pre-tax income at a non-GAAP effective tax rate of 16.0%. Excluding the non-cash stock-based compensation expense, non-cash amortization of acquired intangibles, transaction expenses related to the MetaPack acquisition, and legal settlement expense, second quarter 2018 non-GAAP income from operations was $62.3 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax expense adjustment, second quarter 2018 non-GAAP adjusted income was $51.9 million or $2.75 per share based on 18.9 million fully diluted shares outstanding.
Therefore, second quarter 2019 non-GAAP income from operations, non-GAAP adjusted income, and non-GAAP adjusted income per fully diluted share decreased by 39%, 57%, and 54% year-over-year, respectively.
Non-GAAP income from operations, non-GAAP adjusted income, and non-GAAP adjusted income per share are described further in the “About Non-GAAP Financial Measures” section of this press release and are reconciled to the corresponding GAAP measures in the following tables (unaudited):

Reconciliation of GAAP to Non-GAAP Financial Measures (Second Quarter 2019)

Second Quarter Fiscal 2019		Stock-Based	Intangible	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$36.44	$0.56	$—	$—	$—	$35.89
Research & Development	19.13	2.49	—	—	—	16.64
Sales & Marketing	33.24	2.28	—	—	—	30.96
General & Administrative	27.54	4.49	5.55	—	—	17.49
Total Expenses	116.35	9.82	5.55	—	—	100.97

Income (Loss) from Operations	22.42	(9.82)	(5.55)	—	—	37.8

Interest and Other Income (Loss)	(0.75)	—	—	(0.09)	—	(0.65)

Benefit (Expense) for Income Taxes	(7.69)	—	—	—	7.17	(14.86)

Adjusted Income (Loss)	13.99	(9.82)	(5.55)	(0.09)	7.17	22.29

On a diluted per share basis	$0.79	$(0.55)	$(0.31)	$(0.01)	$0.4	$1.25

Shares used in per share calculation	17.81	17.81	17.81	17.81	17.81	17.81

Reconciliation of GAAP to Non-GAAP Financial Measures (Second Quarter 2018)

Second Quarter Fiscal 2018				Acquisition and
All amounts in millions except		Stock-Based	Intangible	Litigation	Debt
per share data:	GAAP	Compensation	Amortization	Settlement	Amortization	Income Tax	Non-GAAP
	Amounts	Expense	Expense	Expenses	Expense	Adjustments	Amounts

Cost of Revenues	$29.44	$0.73	$—	$—	$—	$—	$ 28.71
Research & Development	12.34	1.67	—	—	—	—	10.67
Sales & Marketing	25.79	1.48	—	—	—	—	24.30
General & Administrative	25.19	6.01	3.99	1.57	—	—	13.62
Total Expenses	92.76	9.89	3.99	1.57	—	—	77.31

Income (Loss) from Operations	46.87	(9.89)	(3.99)	(1.57)	—	—	62.32

Interest and Other Income (Loss)	(0.61)	—	—	—	(0.09)	—	(0.51)

Benefit (Expense) for Income Taxes	(0.74)	—	—	—	—	9.15	(9.89)

Adjusted Income (Loss)	45.52	(9.89)	(3.99)	(1.57)	(0.09)	9.15	51.92

On a diluted per share basis	$2.41	$(0.52)	$(0.21)	$(0.08)	$—	$0.48	$ 2.75

Shares used in per share calculation	18.91	18.91	18.91	18.91	18.91	18.91	18.91

Second Quarter GAAP Net Income and Non-GAAP Adjusted EBITDA
Second quarter 2019 GAAP net income was $14.0 million, down 69% compared to $45.5 million in the second quarter of 2018.

Second quarter 2019 non-GAAP adjusted EBITDA was $39.3 million, down 38% compared to $63.6 million in the second quarter of 2018.
Adjusted EBITDA is a non-GAAP financial measure which is described further in the “About Non-GAAP Financial Measures” section of this press release and is reconciled to GAAP net income in the following table (unaudited):
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

	Six Months ended
All amounts in millions	June 30,
	2019	2018

GAAP Net Income (Loss)	$13.99	$45.52

Depreciation and Amortization expense	$7.03	$5.28
Interest & Other Expense (Income), net	$0.75	$0.61
Income Tax Expense (Benefit), net	$7.69	$0.74

Stock-based Compensation Expense	$9.82	$9.89
Acquisition Related and Litigation Settlement Expenses	$—	1.57

Adjusted EBITDA	$39.28	$63.61

Taxes
For the second quarter of 2019, the Company reported a GAAP income tax expense of $7.7 million representing an effective tax rate of 35.5%. As discussed below under the heading, “About Non-GAAP Financial Measures,” we believe our effective tax rate for 2019 will be approximately 40%. Accordingly, the second quarter 2019 effective rate of 35.5% should not be assumed to apply for 2019 as a whole, and our after tax income during the remainder of 2019 will likely reflect a materially higher rate than is reflected in our after tax results for the second quarter of 2019. Our second quarter 2019 GAAP net income should also be understood to have been positively impacted by the lower effective tax rate applicable specifically to the quarter.
Share Repurchase and Debt Repayment
During the second quarter of 2019, the Company repurchased approximately 296 thousand shares at a total cost of approximately $20 million.
On March 8, 2019, our Board of Directors approved a $60 million share repurchase plan which was scheduled to expire in September 2019. On May 1, 2019, the Board of Directors adjusted the repurchase parameters of the plan, and on July 29, 2019, the Board of Directors approved an extension of the current plan through February 2020 from its prior expiration in September 2019. As of August 7, 2019, we have repurchased approximately $30 million under this plan.
During the second quarter of 2019, the Company made a required principal repayment of $2.6 million against the borrowings under the Company’s existing credit agreement related to the Endicia acquisition. As of June 30, 2019, total debt under the credit agreement, excluding debt issuance costs, was $56.2 million.
Summary of our Updated Business Outlook
For fiscal year 2019, the Company currently expects its GAAP financial outlook to be as follows:

•	We expect total revenue to be in a range of approximately $520 million to $560 million; this compares to previous guidance of $510 million to $560 million.

•	We expect GAAP net income to be in a range of approximately $27 million to $45 million; this compares to previous guidance of $21 million to $45 million.

•	We expect GAAP net income per fully diluted share to be in a range of approximately $1.44 to $2.55; this compares to previous guidance of $1.15 to $2.56.

•	We expect our 2019 effective tax rate to be 40.0%; no change from our previous guidance.
The above GAAP amounts, adjusted as detailed below, result in the following non-GAAP financial outlook:

•	We expect non-GAAP adjusted EBITDA to be in a range of approximately $120 million to $150 million; this compares to previous guidance of $110 million to $150 million.

•	We expect non-GAAP adjusted income per fully diluted share to be in a range of $3.60 to $4.85; this compares to previous guidance of $3.35 to $4.85.
Detailed Discussion of our Business Outlook
As noted above, for 2019, the Company currently expects total revenue to be in a range of approximately $520 million to $560 million; this compares to previous guidance of $510 million to $560 million.
Also, for 2019, the Company currently expects GAAP net income to be in a range of approximately $27 million to $45 million; this compares to previous guidance of $21 million to $45 million.
The expected GAAP net income range includes depreciation and amortization expense of approximately $28 million, stock-based compensation expense of approximately $45 million, interest and other expense, net of approximately $3 million, and income tax expense of approximately $18 million to $30 million. Excluding the depreciation and amortization expense, stock-based compensation expense, interest and other expense, net and income tax expense, we expect non-GAAP adjusted EBITDA to be in a range of approximately $120 million to $150 million; this compares to previous guidance of $110 million to $150 million.

The following table is provided to facilitate a reconciliation of 2019 expected non-GAAP adjusted EBITDA to expected GAAP net income:

	Fiscal Year 2019 Guidance
All amounts in millions	Low End of Range	High End of Range

GAAP net income	$26.9	$44.9

Adjustments to reconcile adjusted EBITDA to GAAP net income:
Depreciation and amortization expense	$27.5	$27.5
Stock-based compensation expense	$45.0	$45.0

Interest and other expense (income), net	$2.6	$2.6
Income tax expense	$18.0	$30.0
Total adjustments excluded from adjusted EBITDA	$93.1	$105.1

Adjusted EBITDA	$120.0	$150.0

As noted above, for 2019, the Company currently expects GAAP net income per fully diluted share to be in a range of approximately $1.44 to $2.55; this compares to previous guidance of $1.15 to $2.56. The expected GAAP net income per fully diluted share range includes non-cash stock-based compensation expense of approximately $45 million, non-cash amortization of acquired intangibles expense of approximately $22 million, and non-cash amortization of debt issuance costs of approximately $0.4 million. Excluding the stock-based compensation expense, amortization of acquired intangibles expense, and amortization of debt issuance costs, and including higher expected non-GAAP income taxes of approximately $27 million from the expected tax effects of these adjustments at an assumed 40% effective full-year tax rate, non-GAAP adjusted income per fully diluted share is expected to be in a range of $3.60 to $4.85; this compares to previous guidance of $3.35 to $4.85.

The following table is provided to facilitate a reconciliation of 2019 expected non-GAAP adjusted income per fully diluted share to expected GAAP net income per fully diluted share:

	Fiscal Year 2019 Guidance
All amounts in millions except percentages and per share data	Low End of Range	High End of Range

GAAP net income per fully diluted share	$1.44	$2.55

Adjustments to reconcile non-GAAP to GAAP:
Stock-based compensation expense	$45.0	$45.0
Amortization of acquired intangibles	$22.0	$22.0
Amortization of debt issuance costs	$0.4	$0.4
Total adjustments excluded from non-GAAP	$67.4	$67.4
Projected effective tax rate	40.0%	40.0%
Increased tax expense from non-GAAP adjustments	$27.0	$27.0
Total tax affected adjustments excluded from non-GAAP	$40.4	$40.4

Fully diluted shares	18.7	17.6
Total adjustments excluded from non-GAAP adjusted income per fully diluted share	$2.16	$2.3

Non-GAAP adjusted income per fully diluted share	$3.60	$4.85

This business outlook does not include the impact from potential future acquisitions, including acquisition costs or related financings, or unanticipated events. This business outlook also does not include the impact of foreign currency fluctuations, or other geopolitical events, such as trade negotiations or Brexit. This business outlook also does not include the impact of employee stock option exercises and any associated tax effects. This business outlook and the related assumptions are forward-looking statements subject to the safe harbor statement contained at the end of this press release, and reflect our views of current and future market conditions as of the date of this press release. Ranges reflect our business assumptions, but actual results could fall outside the range presented. Only a few of our assumptions underlying our guidance are disclosed above, and our actual results will be affected by known and unknown risks, trends, uncertainties and other factors, some of which are beyond our control or ability to predict. Although we believe that the assumptions underlying our guidance are reasonable, they are not guarantees of future performance and some of them will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences could be material. We do not undertake any obligation to release publicly any revisions to our business outlook or other forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Metrics and Conference Call
2019 Company metrics, updated to include the second quarter, is available at http://investor.stamps.com (under a tab on the left side called “Company Information, Metrics”). These metrics are not incorporated into this press release.
The Stamps.com financial results conference call will be webcast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the webcast, a replay of the call will be available at the same website.

About Stamps.com, Endicia, ShipStation, ShipWorks, ShippingEasy and MetaPack
Stamps.com (Nasdaq: STMP) is the leading provider of postage online and shipping software solutions to customers, including consumers, small businesses, e-commerce shippers, enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com, Endicia, ShipStation, ShipWorks, ShippingEasy and MetaPack. Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 500 unique partner applications.

Endicia is a leading brand for high volume shipping technologies and services for U.S. Postal Service shipping. Under this brand we offer solutions that help businesses run their shipping operations more smoothly and function more successfully. Our Endicia branded solutions also provide seamless access to USPS shipping services through integrations with partner applications.

ShipStation is a leading web-based shipping solution that helps e-commerce retailers import, organize, process, package, and ship their orders quickly and easily from any web browser. ShipStation features the most integrations of any e-commerce web-based solution with more than 325 shopping carts, marketplaces, package carriers, and fulfillment services. Integration partners include eBay, PayPal, Amazon, Etsy, Square, Shopify, BigCommerce, Volusion, Magento, Squarespace, and carriers such as USPS, UPS, FedEx and DHL. ShipStation has sophisticated automation features such as automated order importing, custom hierarchical rules, product profiles, and fulfillment solutions that enable its customers to complete their orders, wherever they sell, and however they ship.

ShipWorks is a leading brand for client-based shipping solutions that help high volume shippers import, organize, process, fulfill, and ship their orders quickly and easily from any standard PC. With integrations to more than 100 shopping carts, marketplaces, package carriers, and fulfillment services, ShipWorks has the most integrations of any high-volume client shipping solution. Package carriers include USPS, UPS, FedEx, DHL, OnTrac and many more. Marketplace and shopping cart integrations include eBay, PayPal, Amazon, Etsy, Shopify, BigCommerce, Volusion, ChannelAdvisor, Magento, and many more. ShipWorks has sophisticated automation features such as a custom rules engine, automated order importing, automatic product profile detection, and fulfillment automation, which enable high volume shippers to complete their orders quickly and efficiently.

ShippingEasy provides a single platform for e-commerce merchants to automate order imports and shipping, manage inventory, and increase sales through customer email marketing and online reviews.

Powerful integrations with leading online channels such as Amazon, eBay, Etsy, Walmart, Shopify, Magento, WooCommerce and many others allow merchants to manage orders from everywhere they sell all in one place. The inclusion of email marketing and inventory management solutions plus award-winning support from real humans via phone, email, and chat lets online merchants streamline their businesses and increase orders through a single integrated platform that provides more than best-in-class shipping solutions.

MetaPack helps e-commerce and delivery professionals to meet with the consumer’s growing expectations of delivery, while maintaining and optimizing operational efficiency. MetaPack’s SaaS solution offers a wide range of personalized delivery services, from global order tracking to simplified return procedures, through a catalog of more than 450 carriers and 5,000 services available that span every country in the world.

About Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated balance sheets and consolidated statements of income presented in accordance with GAAP, the Company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP adjusted income, non-GAAP adjusted income per fully diluted share and adjusted EBITDA.

Non-GAAP financial measures are provided to enhance investors’ overall understanding of the Company’s financial performance and prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes the non-GAAP measures, which: (1) exclude certain non-cash items including stock-based compensation expense, amortization of acquired intangibles, amortization of debt issuance costs, and contingent consideration charges; (2) exclude certain expenses and gains such as acquisition related expenses, litigation settlement expenses, executive consulting expenses, and insurance proceeds; and (3) include income tax adjustments, provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be reflective of our underlying operating performance.

Non-GAAP adjusted income is calculated as GAAP net income plus the cumulative impact of the adjustments outlined in the paragraph immediately above.

Non-GAAP adjusted income per fully diluted share is calculated as non-GAAP adjusted income divided by fully diluted shares. Prior to the third quarter 2016, the Company referred to non-GAAP adjusted income as non-GAAP net income.

Non-GAAP income tax expense for the first, second and third quarters of our fiscal year are calculated by multiplying the projected annual effective tax rate in that quarter by the non-GAAP adjusted income before taxes for the quarter. The projected annual effective tax rate does not reflect potential future employee option exercises in the remaining quarters of the fiscal year due to the inherent difficulty in forecasting employee option exercises. The projected annual effective tax rate also considers other factors including the Company’s tax structure and its tax positions in various jurisdictions where the Company operates. The actual annual effective tax rate realized for the fiscal year could differ materially from our projected annual effective tax rate used in the first, second and third quarters.

Non-GAAP income tax expense for the fourth quarter of the fiscal year is calculated by multiplying the actual effective tax rate for the fiscal year by the non-GAAP adjusted income before taxes for the fiscal year and subtracting the non-GAAP income tax expense or benefit reported in the first, second and third quarters. As a result, the fourth quarter reflects the tax impact of reconciling the first, second and third quarter projected annual effective rates to the actual effective tax rate for the fiscal year.

The projected non-GAAP full-year tax rate for 2019 is 40%. The increase in our estimated effective tax rate for 2019 was primarily driven by an increase in projected non-deductible expenses related to executive compensation coupled with a reduction in projected pre-tax book income.

Adjusted EBITDA as calculated in this press release represents earnings before interest and other expense, net, interest and other income, net, income tax expense or benefit, depreciation and amortization and excludes certain items, such as stock-based compensation expense.

The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP financial measures may differ from similarly titled measures used by other companies. Reconciliation of non-GAAP financial measures included in this press release to the corresponding GAAP measures can be found in the financial tables of this press release.

The Company believes that non-GAAP financial measures, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of operating results against prior periods and allow for greater transparency of operating results. Management uses non-GAAP financial measures in making financial, operating, compensation and planning decisions. The Company believes non-GAAP financial measures facilitate management and investors in comparing the Company’s financial performance to that of prior periods as well as in performing trend analysis over time.

Share Repurchase Timing

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on factors including market conditions and the Company’s compliance with the covenants in its Credit Agreement. Share repurchases may be made from time to time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that are not historical facts, and may relate to future events or the company’s anticipated results, business strategies or capital requirements, among other things, all of which involve risks and uncertainties. You can identify many (but not all) such forward-looking statements by looking for words such as “assumes,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions. Important factors which could cause actual results to differ materially from those in the forward-looking statements, include (i) potential short and long term adverse amendments, renegotiations, changes, or termination of certain contracts between the USPS and certain of our strategic partners who are part of the USPS’s reseller program through which we derive material revenues and profits, as well as significant uncertainty as to whether, how and when such changes may be implemented, (ii) the Company's ability to successfully integrate and realize the benefits of its past or future strategic acquisitions or investments, (iii) the Company’s ability to monetize its customers’ transactions with carriers, (iv) the impact of foreign exchange fluctuations and geopolitical risks, and (v) other important factors that are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Matters described in forward-looking statements may also be affected by other known and unknown risks, trends, uncertainties and factors, many of which are beyond the company’s ability to control or predict. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Trademarks

Stamps.com, the Stamps.com logo, Endicia, ShipStation, ShipWorks and ShippingEasy are registered trademarks of Stamps.com Inc. and its subsidiaries, and MetaPack is a trade mark of MetaPack registered in the UK Intellectual Property Office.  All other brands and names used in this release are the property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2019	2018	2019	2018
Revenues:
Service	$ 127,429	$ 125,206	$ 251,336	$ 246,122
Product	4,785	4,892	10,190	10,571
Insurance *	3,431	4,293	6,765	8,661
Customized postage	3,128	5,218	6,485	7,798
Other	—	18	—	40
Total revenues	138,773	139,627	274,776	273,192
Cost of revenues:
Service	32,452	22,610	64,687	43,259
Product	1,549	1,480	3,222	3,231
Insurance *	—	1,014	—	2,012
Customized postage	2,440	4,338	4,871	6,467
Total cost of revenues	36,441	29,442	72,780	54,969
Gross profit	102,332	110,185	201,996	218,223
Operating expenses:
Sales and marketing	33,242	25,789	66,123	51,537
Research and development	19,130	12,340	36,444	24,413
General and administrative	27,535	25,187	53,763	46,203
Total operating expenses	79,907	63,316	156,330	122,153
Income from operations	22,425	46,869	45,666	96,070

Foreign currency exchange gain (loss), net	(152)	—	(247)	—
Interest expense	(645)	(650)	(1,359)	(1,240)
Interest income and other income (loss), net	52	43	117	92
Income before income taxes	21,680	46,262	44,177	94,922
Income tax expense	7,688	738	14,430	2,354
Net income	$ 13,992	$ 45,524	$ 29,747	$ 92,568
Net income per share:
Basic	$ 0.81	$ 2.53	$ 1.71	$ 5.19
Diluted	$ 0.79	$ 2.41	$ 1.66	$ 4.95
Weighted average shares outstanding:
Basic	17,291	18,015	17,418	17,830
Diluted	17,809	18,906	17,911	18,709

*Beginning on October 1, 2018, insurance revenue represents the amount we receive from customers net of the costs paid to our insurance providers. For the periods presented prior to October 1, 2018, insurance revenue represented the gross amount charged to the customer for purchasing insurance and the related cost represented the amount paid to our insurance providers.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30,	December 31,
	2019	2018

ASSETS
Cash and cash equivalents	$109,713	$ 113,757
Accounts receivable, net	70,854	83,595
Current income taxes	127	8,465
Prepaid expenses and other current assets	33,487	23,794
Property and equipment, net	34,011	36,337
Goodwill and intangible assets, net	533,309	545,569
Deferred income taxes, net	29,874	29,874
Other assets	31,273	11,383
Total assets	$842,648	$ 852,774

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses, and other liabilities	$146,448	$ 152,642
Debt, net of debt issuance costs	55,673	60,643
Deferred income taxes, net	18,575	18,665
Deferred revenue	8,324	7,159
Total liabilities	229,020	239,109

Stockholders' equity:
Common stock	56	56
Additional paid-in capital	1,073,087	1,049,669
Treasury stock	(580,807)	(528,529)
Retained earnings	121,459	91,712
Accumulated other comprehensive income	(167)	757
Total stockholders' equity	613,628	613,665
Total liabilities and stockholders' equity	$842,648	$ 852,774